Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-34130, No. 333-37638 and No. 333-71336) and the Registration Statement on Form S-3 (No. 333-86870) of ON Semiconductor Corporation of our reports dated February 5, 2002 relating to the consolidated financial statements of ON Semiconductor Corporation, Semiconductor Components Industries LLC (a wholly-owned subsidiary of ON Semiconductor Corporation), ON Semiconductor Trading LTD (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) and SCG Malaysia Holdings Sdn. Bhd. (an indirect wholly-owned subsidiary of ON Semiconductor Corporation), which appear in the Current Report on Form 8-K of ON Semiconductor Corporation dated September 30, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

September 27, 2002